Exhibit 5.02(b)

CONFORMED COPY

STOCKHOLDERS AGREEMENT, dated as of March 9, 2004, and amended as of June 2, 2004 (this “Agreement”), among MILLSTREAM ACQUISITION CORPORATION (to be renamed NationsHealth, Inc. at the Effective Time), a Delaware corporation (the “Company”), RGGPLS HOLDING, INC., a Florida corporation (“RGGPLS”), and GRH HOLDINGS, L.L.C., a Florida limited liability company (the “Specified Stockholder”).

Preliminary Statements

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, N Merger L.L.C., a Florida limited liability company and a wholly owned subsidiary of the Company, and NationsHealth Holdings, L.L.C., a Florida limited liability company; and

WHEREAS, RGGPLS and the Specified Stockholder desire to make certain covenants and agreements set forth herein with respect to the voting of the Shares (as defined below) held by the Specified Stockholder and certain other matters.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01   Definition of Certain Terms Used Herein.  As used herein, the following terms shall have meanings specified below:

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person.  For the purposes of this definition, “control” when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Exchange” shall mean Nasdaq, the NYSE, the AMEX or any other stock exchange, as the case may be, if the Common Stock is then traded on Nasdaq, the NYSE, the AMEX or such other stock exchange, and shall mean none of Nasdaq, the NYSE, the AMEX or any other stock exchange if the Common Stock is not then traded on Nasdaq, the NYSE, the AMEX or any other stock exchange.

“beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Class B Member interests” shall have the meaning assigned to such term in the Merger Agreement.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“directors” shall mean members of the Board of Directors.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” shall mean the shares of Common Stock issuable at the Effective Time upon the conversion of the Preferred Member interests held by the Specified Stockholder at the Effective Time, other than the Other Shares.  “Excluded Shares” shall also be deemed to include any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Excluded Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

“Liens” shall mean any pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever.

“Offeror” shall have the meaning set forth in Section 4.03 below.

“Other Matter” shall mean any matter (including the election of directors to the Board of Directors) brought before a Stockholders Meeting and proposed or sponsored by a person other than RGGPLS, to be acted upon by the stockholders of the Company.

“Other Shares” shall mean 2,400,000 shares of Common Stock out of the shares of Common Stock issuable at the Effective Time upon the conversion of the Preferred Member interests held by the Specified Stockholder at the Effective Time.  “Other Shares” shall also be deemed to include any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Other Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

“Release Date” shall mean the sixth anniversary of the Effective Time.

“RGGPLS Director” shall mean any RGGPLS Nominee who is elected to the Board of Directors.

“RGGPLS Matter” shall mean any matter brought before a Stockholders Meeting and proposed or sponsored by RGGPLS to be acted upon by the stockholders of the Company at such Stockholders Meeting.

“RGGPLS Nominee” shall mean any person nominated by RGGPLS for election as a director to the Board of Directors.

“Rule 144” shall mean Rule 144 promulgated by the SEC under the Securities Act, or any successor rule or regulation.

“SEC” shall mean the United States Securities and Exchange Commission or any other United States federal agency at the time administering the Securities Act or the Exchange Act, as applicable, whichever is the relevant statute.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” shall mean (i) the Specified Shares and (ii) the Other Shares.

“Specified Shares” shall mean the shares of Common Stock issuable at the Effective Time upon the conversion of the Class B Member interests held by the Specified Stockholder at the Effective Time.  “Specified Shares” shall also be deemed to include any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Specified Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

“Stockholders” shall mean both of RGGPLS and the Specified Stockholder, and “Stockholder” shall mean either of RGGPLS or the Specified Stockholder.

“Stockholders Meeting” shall mean (i) any annual or special meeting of the stockholders of the Company or (ii) any action by written consent of the stockholders of the Company.

“Tag-Along Notice” shall have the meaning set forth in Section 4.03 below.

“Tagging Holder” shall have the meaning set forth in Section 4.03 below.

“Triggering Event” shall mean, if the Common Stock is then listed or quoted on an Applicable Exchange, the failure of the Company to constitute a “Controlled Company” for purposes of the rules and regulations of the Applicable Exchange (it being understood and agreed that if the Common Stock is not then listed or quoted on an Applicable Exchange, then a Triggering Event shall not be capable of occurring).

SECTION 1.02   Usage.  The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles, Sections and Schedules of or to this Agreement, unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, regardless of whether such phrase so appears.

ARTICLE II

Representations and Warranties

SECTION 2.01   Representations and Warranties of the Company.  The Company hereby represents and warrants to each other party as follows: (i) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to carry out the provisions hereof and to perform its obligations hereunder; (ii) the execution, delivery and performance by the Company of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

SECTION 2.02   Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to each other party as follows:  (i) the execution, delivery and performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Stockholder; and (ii) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

SECTION 2.03   Representations and Warranties of RGGPLS.  RGGPLS hereby represents and warrants to the Specified Stockholder that the beneficial owners of its capital stock, and the shares so owned by such beneficial owners, as of the date of this Agreement are:  (i) 1,000 shares of common stock are owned by Glenn M. Parker, as Trustee under that certain unrecorded trust agreement in existence prior to the date hereof known as the Glenn M. Parker Irrevocable Family Trust; (ii) 1,000 shares of common stock are owned by Robert Gregg, as Trustee under that certain unrecorded trust agreement in existence prior to the date hereof known as the Robert Gregg Irrevocable Family Trust; and (iii) 1,000 shares of common stock are owned by Lewis P. Stone, as Trustee under that certain unrecorded trust agreement in existence prior to the date hereof known as the Lewis P. Stone Irrevocable Family Trust (collectively, the “RGGPLS Owners”).

ARTICLE III

Voting

SECTION 3.01   Agreement to Vote.  At each and every Stockholders Meeting held on or after the Effective Time, the Specified Stockholder hereby agrees (x) if any annual or special meeting of the stockholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (y) to vote or to act by written consent with respect to (or cause to be voted or acted upon by written consent), (i) all Shares for which the Specified Stockholder is the record holder or beneficial owner at the time of such vote or action by written consent and (ii) all Shares as to which the Specified Stockholder at the time of such vote or action by written consent has voting control, in each case:

(A)          In favor of:

(i)            All of the RGGPLS Nominees (if directors are to be elected at such Stockholders Meeting);

(ii)           Any RGGPLS Matter; and/or

(iii)          Any Other Matter, only if RGGPLS directs (by oral or written notice) the Specified Stockholder to vote in favor of such Other Matter; and

(B)           Against:

(i)            The election of any person or persons nominated in opposition to the RGGPLS Nominees (if directors are to be elected at such Stockholders Meeting);

(ii)           Any matter brought before such Stockholders Meeting to be acted upon by the stockholders of the Company that is in opposition to an RGGPLS Matter; and/or

(iii)          Any Other Matter, only if RGGPLS directs (by oral or written notice) the Specified Stockholder to vote against such Other Matter.

SECTION 3.02   Grant of Irrevocable Proxy.  The Specified Stockholder hereby irrevocably grants to and appoints RGGPLS (and any officer of RGGPLS or each of them individually), the Specified Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Specified Stockholder, to vote, act by written consent or grant a consent, proxy or approval in respect of such Shares with respect to such vote or action by written consent exclusively as agreed by the Specified Stockholder in this Agreement, in the event that the Specified Stockholder shall fail at any time to vote or act by written consent with respect to any of the Specified Stockholder’s Shares as agreed by the Specified Stockholder in this Agreement.  The Specified Stockholder hereby affirms that any such irrevocable proxy set forth in this Section 3.02 is given to secure the performance of obligations of the Specified Stockholder under this Agreement.  The Specified Stockholder hereby further affirms that any such proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest, in accordance with Section 212(e) of the DGCL.  The Specified Stockholder agrees to execute and deliver any further powers of attorney, consents, proxies or other agreements necessary or appropriate to give effect to this Section 3.02.

SECTION 3.03   Certain Actions.  Each Stockholder agrees that it will, and will cause its subsidiaries and Affiliates to, take all action as a stockholder of the Company or as is otherwise within its control as are necessary to give effect to the provisions of this Agreement and to perform, pay and satisfy all of their respective obligations and liabilities hereunder as and when due.

ARTICLE IV

Covenants

SECTION 4.01   Disposition of the Shares.  The Specified Stockholder hereby agrees that, without the prior written consent of RGGPLS, it will not, at any time after the date hereof and prior to the Release Date, (i) offer, pledge, sell, assign, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Shares or any securities convertible into or exercisable or exchangeable for Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash, property or otherwise), in each case until such time as the Specified Stockholder has sold or disposed of, to a third party that is not an Affiliate of the Specified Stockholder, all of the Excluded Shares (it being understood and agreed that for purposes of this Section 4.01 the term “Excluded Shares” shall only apply to shares of Common Stock then owned by the Specified Stockholder that constitute Excluded Shares) owned by the Specified Stockholder.

SECTION 4.02   Status of the Company.  At all times prior to the occurrence of a Triggering Event and so long as the Common Stock is listed or quoted on an Applicable Exchange, the Specified Stockholder shall publicly take the position that the Company is a “Controlled Company” within the rules and regulations of the Applicable Exchange and cause the disclosure in all statements, reports, schedules or other documents required to be filed by the Specified Stockholder with the SEC pursuant to the Exchange Act to state that the Company is a “Controlled Company” within the rules and regulations of the Applicable Exchange and the basis for such determination.  Without limiting the generality of the foregoing, if required by the rules and regulations of the Applicable Exchange in order for the Company to constitute a “Controlled Company” within the rules and regulations of such Applicable Exchange, the Specified Stockholder agrees to file a Statement on Schedule 13D with the SEC on a timely basis stating that RGGPLS and the Specified Stockholder constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder with respect to the Shares (and not with respect to the Excluded Shares) if such filing and statement are required or allowed under the applicable rules of the SEC.

SECTION 4.03   Tag-Along Rights.  Subject to Section 4.01 above, if either RGGPLS or the Specified Stockholder desires to sell, transfer or dispose of, in a merger or other transaction (each, a “sale”) all (or any portion) of securities of the Company held by it, other than through a transaction pursuant to Rule 144 or an offering registered pursuant to the Securities Act, the following provisions of this Section 4.03 shall apply.  The Stockholder (either RGGPLS or the Specified Stockholder) that desires to sell securities of the Company (the “Offeror”) shall, as a condition to such sale, (i) provide a notice to the other Stockholder (the “Tagging Holder”) in writing (the “Tag-Along Notice”) of the material terms of the proposed sale at least 30 days prior to such sale and (ii) permit the Tagging Holder (or cause the Tagging Holder to be permitted) to sell (either to the prospective transferee of the Offeror or to another financially reputable transferee reasonably acceptable to the Tagging Holder) the same portion of the same class of its respective securities of the Company on the same terms as the sale by the Offeror, which sale shall take place on the date the Offeror’s securities (or such portion) are transferred to such transferee (or transferees).  The Tagging Holder shall have 10 days from the date of receipt of a Tag-Along Notice to exercise its right to sell pursuant to clause (ii) above by delivering written notice to the Offeror of its intent to exercise such right.  The right of the Tagging Holder to sell pursuant to the above provisions shall terminate if not exercised within such 10-day period.  If the Tagging Holder elects to exercise its right to sell pursuant to the above provisions, it shall share, on a pro rata basis, the legal, investment banking and other expenses of the Offeror incurred in connection with such transfer.

SECTION 4.04   Termination of Certain Provisions of Letter Agreement. Upon the occurrence of the Effective Time, Sections 2, 3, 4, 5 and 6 of the letter agreement between RGGPLS and the Specified Stockholder dated as of October 30, 2003, are hereby terminated and of no further force or effect.

SECTION 4.05   [INTENTIONALLY BLANK].

SECTION 4.06  Provision of Information.  The Company agrees to provide to the Specified Stockholder upon its written request the information required to be filed with the federal income tax return of the Company pursuant to Treasury Regulation Section 1.351-3, and the Company agrees to keep such information to the full extent required by Treasury Regulation Section 1.351-3(c).

ARTICLE V

Term of Agreement

SECTION 5.01   Term of Agreement.  This Agreement shall become effective upon the occurrence of the Effective Time; provided, however, that if the Merger Agreement is terminated in accordance with its terms then this Agreement shall terminate and be of no further force or effect as if this Agreement were never executed and delivered.  Unless earlier terminated as provided in the preceding sentence, this Agreement (other than Section 4.06) shall terminate: (i) with respect to the Specified Stockholder, when (A) the Specified Stockholder no longer owns any Shares or (B) the RGGPLS Owners cease to own a majority of the outstanding common stock or outstanding equity interests (as applicable) in, and a majority of the outstanding voting stock or outstanding voting equity interests (as applicable) in, RGGPLS; or (ii) upon the occurrence of the Release Date.

ARTICLE VI

Miscellaneous Provisions

SECTION 6.01   Specific Performance.  The parties hereto hereby declare that irreparable damage would occur as a result of the failure of any party hereto to perform any of its obligations under this Agreement in accordance with the specific terms hereof.  Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law.  The right to specific performance should be in addition to any other remedy to which a party hereto may be entitled at law or in equity.

SECTION 6.02   Legends.  (a)  Each certificate representing Shares (including Substituted Shares, if applicable) shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TERMS AND CONDITIONS (INCLUDING RESTRICTIONS ON VOTING AND TRANSFER) SET FORTH IN A STOCKHOLDERS AGREEMENT DATED AS OF MARCH 9, 2004, A COPY OF WHICH MAY BE OBTAINED FROM NATIONSHEALTH, INC.  NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF, OR BE EFFECTIVE WITH RESPECT TO, NATIONSHEALTH, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

(b)           In addition, stop transfer restrictions will be given to the Company’s transfer agent(s) with respect to the Shares.  The Company hereby agrees that it will cause stop transfer restrictions to be released with respect to any Shares that are transferred in compliance with the terms and provisions of this Agreement.  The Company further agrees that it will cause the legend described in Section 6.02(a) to be removed (x) with respect to any Shares sold or transferred in compliance with the terms and provisions of this Agreement or (y) in the event this Agreement terminates.

SECTION 6.03   Conflicts and Inconsistent Agreements.  Each of the Stockholders and the Company shall take all action necessary, including but not limited to the voting of capital stock of the Company, to ensure that the certificate of incorporation and by-laws of the Company and the certificates of incorporation and by-laws or other governing documents of the Company’s subsidiaries are consistent with, and do not conflict with, the terms of this Agreement.  Neither the Company nor any Stockholder shall enter into any agreement inconsistent with the terms of this Agreement.

SECTION 6.04   Complete Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings among the parties hereto with respect to the matters referred to herein.

SECTION 6.05   Amendment.  This Agreement may not be amended, modified or supplemented, and no waivers of or consents to departures from the provisions hereof may be given, unless consented to in writing by the Company, RGGPLS and the Specified Stockholder.

SECTION 6.06   Successors; Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other parties hereto.  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that each of RGGPLS and the Specified Stockholder (a “Converting Entity”) shall be permitted to merge with or into, consolidate with, liquidate and recontribute its assets and liabilities to, convert into, exchange its capital stock for equity interests in, or otherwise change its form or status to, in each case a limited liability company the equity interests of which are beneficially owned in the same proportion and by the same persons as the capital stock or membership interests of the Converting Entity was beneficially owned (each of such actions, a “Conversion” and, the Converting Entity as so Converted into a limited liability company, “Newco”), and, that from and after such Conversion (i) Newco shall succeed to all of the rights and obligations of its respective Converting Entity under this Agreement without the consent of or any action of any of the parties hereto or any written amendment hereto, (ii) Newco shall be entitled to enforce all of the rights, and perform all of the obligations, hereunder as if Newco was a signatory hereto and (iii) all references in this Agreement to RGGPLS or the Specified Stockholder shall be deemed references to its respective Newco.  Notwithstanding the foregoing, the obligations of the Specified Stockholder under this Agreement shall no longer apply with respect to any Shares which are sold or otherwise disposed of by the Specified Stockholder to a third party that is not an Affiliate of the Specified Stockholder, in compliance with the terms of this Agreement.

SECTION 6.07   Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and expenses, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 6.08   Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address, telephone number and fax number as a party shall notify each other party hereto):

(i)  if to the Company before the Effective Time:

Millstream Acquisition Corporation

c/o Arthur R. Spector

435 Devon Park Drive

Building 400

Wayne, PA 19087

Attention:  Chairman, Chief Executive

Officer and President

Telecopy No.: (610) 254-4367

with a copy to:

Klehr, Harrison, Harvey, Branzburg &
Ellers LLP

260 South Broad Street, Suite 400

Philadelphia, PA  19102-5003

Attention:  Barry J. Siegel

Telecopy No.: (215) 568-6603

(ii)  if to the Company on or after the Effective Time:

NationsHealth, Inc.

13650 N.W. 8th St., Suite 109

Sunrise, FL  33325

Attention:  Glenn M. Parker M.D.,

Robert Gregg and

Lewis Stone

Telecopy No.: (954) 903-5005

with a copy to:

McDermott, Will & Emery

201 S. Biscayne Blvd., Suite 2200

Miami, FL  33131

Attention: Ira J. Coleman, Esq.

Telecopy No.:  (305) 347-6500

(iii)  if to RGGPLS:

RGGPLS Holdings, Inc.

13650 N.W. 8th St., Suite 107

Sunrise, Florida  33325

Attention:  Glenn M. Parker M.D.,

Robert Gregg and

Lewis Stone

Telecopy No.: (954) 903-5005

with a copy to:

McDermott, Will & Emery

201 S. Biscayne Blvd., Suite 2200

Miami, FL  33131

Attention: Ira J. Coleman, Esq.

Telecopy No.: (305) 347-6500

(iv)  if to the Specified Stockholder:

GRH Holdings, L.L.C.

6701 Nob Hill Road

Tamarac, Florida  33321

Attention:  Michael Gusky

Telecopy No.:  (954) 718-3211

with a copy to:

Muller & Lebensburger

7385 Galloway Road, Suite 200

Miami, FL 33173

Attention:  Charles E. Muller II

Telecopy No.:  305-670-6769

SECTION 6.09   Interpretation.  The headings contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

SECTION 6.10   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 6.11   Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstance.

SECTION 6.12   Governing Law.  This Agreement and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

SECTION 6.13   Submission to Jurisdiction.  Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the Superior Court or the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware or in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party waives personal service of any summons, compliant or other process and agrees that service thereof may be made by certified or registered mail directed to it at its address set forth in the books and records of the company.  To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 6.14   Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.14.

SECTION 6.15   No Waiver of Rights.  No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power.  The waiver by any party or parties hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.  All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

MILLSTREAM ACQUISITION CORPORATION

By:	/s/ Arthur Spector
Name: Arthur Spector
Title: Chairman, Chief Executive Officer and President

RGGPLS HOLDING, INC.

By:	/s/ Glenn M. Parker
Name: Glenn M. Parker
Title: President

SPECIFIED STOCKHOLDER:

GRH HOLDINGS, L.L.C.

By: Viaura Holdings, L.L.C.

By: Viaura, Inc.

	By:	/s/ Michael Gusky
Name: Michael Gusky
Title: